Exhibit 5

April 29, 2009

Board of Directors
Texas Instruments Incorporated
12500 TI Boulevard
Dallas, Texas 75243

Re:	Texas Instruments Incorporated
Registration Statement (Form S-8)

Ladies and Gentlemen:

This opinion of counsel is given in connection with a Registration Statement (Form S-8) being filed by you with the Securities and Exchange Commission relating to 2,000,000 shares of common stock of Texas Instruments Incorporated (“TI”) to be issued under the Texas Instruments 2009 Director Compensation Plan (the “Plan”).

As Senior Vice President, Secretary and General Counsel of TI, I am familiar with all corporate action taken or expected to be taken with respect to the Plan and the common stock expected to be issued thereunder.

I am pleased to advise that the 2,000,000 shares of common stock of TI, when issued and delivered in accordance with the terms of the Plan and applicable Delaware General Corporation Law, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.

Sincerely,

/s/ Joseph F. Hubach
Joseph F. Hubach